            CILCORP INC. AND SUBSIDIARIES                Exhibit B
            FOR THE YEAR ENDED DECEMBER 31, 1997         Page 1 of 1
                 (Thousands of Dollars)
            Total Assets                                 1,334,819

            Total Operating Revenues                       976,485

            Net Income                                      16,395